UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report

(Date of earliest event reported):

February 9, 2006

NAVISTAR FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-4146-1
(State or other Jurisdiction of Incorporation)	(Commission File Number)

425 N. Martingale Road Schaumburg, Illinois	60173
(Address of principal executive offices of registrant)	(Zip Code)

Registrant’s telephone number, including area code:  630-753-4000

Former name or former address, if changed since last report:  Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a—12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On February 3, 2006, Navistar International Corporation (“Navistar”), the Corporation’s parent company, received notices from BNY Midwest Trust Company, as trustee (the “Trustee”) under the applicable indentures for each of the following series of Navistar’s outstanding long-term debt: (1) 2.5% Senior Convertible Notes due 2007; (2) 9 3/8% Senior Notes due 2006; (3) 6 ¼% Senior Notes due 2012; and (4) 7 ½% Senior Notes due 2011. Each such notice alleges that Navistar is in default of a financial reporting covenant under the applicable indenture governing such notes for failing to furnish the Trustee a copy of Navistar’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005. Navistar disputes the allegations of default contained in those notice letters. As previously disclosed in Navistar’s Current Report on Form 8-K filed with the SEC on January 17, 2006, Navistar was unable to timely file its Annual Report on Form 10-K for the period ended October 31, 2005 because it is still in discussions with its outside auditors about a number of complex and technical accounting issues. Navistar intends to file its Annual Report on Form 10-K for the fiscal year ended October 31, 2005 with the SEC as soon as practical. At that time, Navistar intends to furnish the Trustee with a copy of its Annual Report on Form 10-K for the fiscal year ended October 31, 2005 as required under the indenture governing the above described notes.

In the event the Trustee (or the holders of such notes for a series) is successful in asserting a default under the applicable indenture, the indenture for the 2.5% Senior Convertible Notes due 2007 provides that Navistar has 60 days from the date notice of default is given to cure such default, and the indentures for the 9 3/8% Senior Notes due 2006; the 6 ¼% Senior Notes due 2012; and the 7 ½% Senior Notes due 2011 provide that Navistar has 30 days from the date notice of default is given to cure such default. Assuming the validity of the notices, if Navistar does not cure the default within the prescribed time period, then an event of default would occur under the notes giving either the Trustee or 25% or more of the holders of each series of notes the right to declare the principal amount and all accrued interest under such notes due and payable, unless a waiver is obtained from holders of 51% or more of the aggregate principal indebtedness under such series of notes.  If the maturity of any series of the outstanding notes were accelerated after the cure period had expired, such acceleration could lead to the acceleration of the maturity of any other series of Navistar's long-term debt and certain other indebtedness of Navistar and its subsidiaries.

The ability to accelerate at the end of the 30 or 60 day cure period or the actual acceleration of Navistar’s obligations under the bonds would cause the waiver that the Corporation previously received to lapse. Unless the Corporation was able to obtain a further waiver, the Corporation could no longer incur additional indebtedness under the revolving credit facility and the lenders would have the ability to terminate the facility and demand immediate payment of all outstanding amounts, which as of the date hereof is approximately $836 million. Such a demand for payment would result in defaults under numerous other credit facilities and other agreements of the Corporation and its affiliates.

As disclosed in Navistar’s Current Report on Form 8-K in Item 1.01 filed with SEC on February 9, 2006, Navistar announced it has a commitment for a new Loan Facility and that it believes that it has adequate resources available in the form of cash on hand and borrowings under the Loan Facility described in the Form 8-K to continue to fund its operations and believes that the receipt of the above described notices of default will not have a material adverse effect on Navistar’s liquidity position or financial condition. If the maturity of any debt is accelerated, Navistar intends to utilize the borrowing committed under the Loan Facility, upon satisfaction of the terms and conditions set forth in the Commitment Letter, to fully retire all such amounts.

As previously disclosed in the Corporation’s Form 12b-25 dated and filed with the SEC on January 31, 2006, the Corporation was unable to timely file its Annual Report on Form 10-K for the period ended October 31, 2005 because final determination of the issues discussed in the Forms 8-K filed by the Corporation and its parent on January 17, 2006 are still unresolved. The Corporation intends to file its Annual Report on Form 10-K for the fiscal year ended October 31, 2005 with the SEC as soon as practical.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NAVISTAR FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Date: February 9, 2006	By: /s/	JOHN V. MULVANEY, SR.
John V. Mulvaney, Sr.
Vice President and Controller
(Principal Accounting Officer)

4